EXHIBIT 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors on September 26, 2025

I.
INTRODUCTION

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of CleanSpark, Inc. (the “Company”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code contains standards for, among other things, (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of this Code, and (v) accountability for adherence to this Code.

This Code applies to all of our directors, officers, employees and consultants. We refer to all such individuals as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and any other senior financial officers designated by the Company, as our “principal financial officers or PSFOs.”

A.
Seeking Help and Information

This Code is not intended to be a comprehensive rulebook, does not summarize all laws, rules, regulations and Company policies which may be applicable to the Company and its employees, and cannot address every situation that you may face. Please also review the Company’s Insider Trading Policy, Related Party Transactions Policy and Policies and Procedures for Complaints. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, please instead contact the Company’s Human Resources department at HR@cleanspark.com (“Human Resources”). Reports will be reviewed by Human Resources and the General Counsel (the “Legal Department”), and subsequently reported to the Audit Committee, where applicable. The Legal Department can be reached at Legal@cleanspark.com.

B.
Reporting Violations of the Code

All employees, as defined above, have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company. If you know of or believe there has been a violation of this Code, immediately report the conduct to your supervisor, Human Resources or the Legal Department. Human Resources/Legal Department will work with you and your supervisor or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or if you do not get a satisfactory response, you may contact the Human Resources or the Legal Department directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion, and such reports may be made confidentially or anonymously in accordance with our Whistleblower Policy. Your supervisor, the Company’s Human Resources and Legal Department, as applicable, and the Company will protect your confidentiality to the extent possible, subject to applicable law and the Company’s need to investigate your concern.

It is Company policy that any employee, as defined above, who violates this Code, or who directs or approves a violation of this Code, may be subject to appropriate discipline, which may include termination of employment or the consulting relationship or removal from the Company’s Board of Directors (the “Board of Directors”), as appropriate. This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

PSFOs have additional immediate reporting duties to the Audit Committee – see Appendix A to the Code of Business Conduct and Ethics: Supplemental Section to the Code of Ethics for Principal and Senior Financial Officers (PSFOs).

C.
Policy Against Retaliation

The Company prohibits retaliation against any employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will subject the person conducting the reprisal or retaliation to disciplinary action, including potential termination of employment or the consulting relationship, as applicable.

D.
Waivers of the Code

Any waiver of this Code, including the PSFO Supplemental Section at Appendix A, for our directors, executive officers or other principal financial officers may be made only by the Audit Committee (or, to the extent a waiver is sought by a member of the Audit Committee, by the Board of Directors) and will be disclosed to the public as required by law or the rules of the Nasdaq Stock Market. Waivers of this Code for other employees or consultants may be made only by the Company’s Chief Executive Officer or the Legal Department and will be reported to our Audit Committee.

II.
CONFLICTS OF INTEREST
E.
Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•
Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).
•
Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. For instance, no employee should make side deals with the Company’s customers in which the employee is separately compensated by the customer or a third party. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•
Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company. A “significant financial interest” includes (i) ownership of greater than 5% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.
•
Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company. This restriction does not apply to or prohibit arms-length transactions with banks, brokerage firms or other financial institutions.
•
Service on Boards and Committees. No employee or director should join, or serve on more than a temporary basis (more than six months) on, a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to materially conflict with those of the Company.
•
Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or domestic partner; children and grandchildren; siblings, parents and grandparents; and in-laws, whether any such relationships are by blood or adoption and including any “step-” relations.

For purposes of this Code, a company is a “material” customer if the company has made one or more payments to the Company in the past year in the aggregate in excess of $120,000. A company is a “material” supplier if it has received one or more payments from the Company in the past year in the aggregate in excess of $120,000. If you are uncertain whether a particular company is a material customer or supplier, please contact the Legal Department for assistance. Conflict of interest issues concerning the Company’s directors will be addressed by the Company’s Audit Committee.

F.
Disclosure of Conflicts of Interest

The Company requires that employees disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you reasonably believe that you have a conflict of interest, or something that others would reasonably perceive as a conflict of interest, you must report it in writing to your supervisor, Human Resources or the Legal Department. Your supervisor and Human Resources/Legal Department will work with you to determine whether you have a conflict of interest and, if so, how best to address it. If you are an executive officer or a director, you must report any actual or perceived conflict of interest to the Company’s Audit Committee. Although conflicts of interest are not prohibited in all cases, they are not desirable and may only be waived as described in “Waivers of the Code” above.

Employees are also subject to the Company’s Related Party Transactions Policy in respect of financial transactions, arrangements or relationships or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the Company or any of its subsidiaries is a participant, and any Related Party (as defined in the Related Party Transactions Policy) has or will have a direct or indirect interest.

III.
CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company while employed by us or while serving as a director or a consultant to us.

If you have a supervisor at the Company, you should disclose to him or her the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Legal Department and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity.

If you are a director, you should disclose to the Board of Directors the terms and conditions of the opportunity, and you may only pursue such opportunity if the Company declines to pursue such opportunity.

If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code, provided that any pursuit of such business opportunity will not interfere in any way with or otherwise interrupt your work, duties and responsibilities to or on behalf of the Company.

IV.
CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is expressly authorized or legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Legal Department.

V.
PROTECTION AND PROPER USE OF COMPANY ASSETS
G.
Improper Use of Company Assets

No Company property (tangible or intangible) may be sold, loaned, given away, disposed of or used for personal benefit without authorization from the department head with budgetary responsibility for the property. Any use by employees of Company owned or operated aircraft must be made in compliance with the Company’s Aircraft Usage Policy. Unauthorized copying of software, books and other documents that are legally protected is prohibited.

Company property must be safeguarded from loss, damage or theft. Abusing, destroying, damaging or defacing Company property, or equipment or property of others, is prohibited.

H.
Information Technology Assets

As an employee, you must:

•
do your best to protect computer hardware from loss, theft or damage;

•
do your best to protect computer software and Company data against unauthorized access;
•
do your best to use good digital hygiene and follow good cyber protection practices at all times, including on your personal devices to minimize cyber risks to yourself and to the Company;
•
immediately alert your supervisor if you suspect that any unauthorized data access has occurred;
•
comply with federal and state copyright laws, which provide copyright owners with exclusive rights against misuse of their proprietary programs, files and databases, including making copies of software for non-back-up purposes;
•
limit personal use of Company computer hardware and software; and
•
responsibly use the Company-wide electronic mail system.
VI.
GIFTS AND FAVORS

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Company employees must act in a fair and impartial manner in all business dealings. Gifts and entertainment should further the business interests of the Company and not be construed as potentially influencing business judgment or creating an obligation. Special care should be taken when dealing with elected officials or government employees at any governmental level to avoid misperceptions or legal issues. The Legal Department should be consulted in all cases involving government employees or officials.

Gifts must not be lavish or in excess of the generally accepted business practices of one’s country and industry. No gifts should be given or received that: (1) are cash, stock or negotiable instruments, (2) not consistent with customary business practices, (3) exceed a value of $500.00 USD, unless approved in writing by the General Counsel with a copy of the approval sent to the Audit Committee Chair, (4) creates a quid pro quo relationship or that otherwise could be construed as a bribe or payoff and/or (5) violate any laws or regulations. Gifts of cash or cash equivalents are never permitted. Requesting or soliciting personal gifts, favors, entertainment or services is unacceptable. Company employees should contact the Legal Department to discuss if they are not certain that a gift is appropriate.

Employees and members of their immediate families may not offer, give or receive gifts from persons or entities who deal with the Company: (a) in those cases where the gift would be illegal or result in a violation of law; (b) as part of an agreement to do anything in return for the gift, (c) if the gift has a value beyond what is normal and customary in the Company’s business; (d) if to any director, the gift is being made, or could in any way be perceived as being made, to influence the director’s actions as a member of the Board; or (e) if the gift could create the appearance of a conflict of interest.

Employees or members of their immediate family may attend entertainment-related activities (meals, sporting or cultural events are generally acceptable) with persons or entities who deal with the Company only to the extent such activities are reasonable and do not risk creating any perception of inappropriately influencing future decision-making.

VII.
FOREIGN CORRUPT PRACTICES ACT

The Company is committed to complying with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other applicable anti-corruption laws. The FCPA prohibits the Company and its employees and other agents from offering, giving or promising money or any other item of value, directly or indirectly, to win or retain business or to influence any act or decision of any government official, political party, candidate for political office or official of a public international organization. The Company prohibits employees from giving or receiving bribes, kickbacks or other inducements to U.S. or foreign officials. This prohibition also extends to payments to agents acting on the Company’s behalf if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Indirect payments include any transfer of money or other item of value to another individual or organization where the person making the transfer knows or has reason to know that some or all of that transfer is for the benefit of an individual to whom direct payments are prohibited. The use of agents for the payment of bribes, kickbacks or other inducements is expressly prohibited. Violation of the FCPA and other applicable anti-corruption laws is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including, for an employee, termination of employment or, for a director, a request that such director resign from the Board, as applicable. For further guidance, please contact the Legal Department.

VIII.
INTERNATIONAL TRADE CONTROLS AND ECONOMIC SANCTIONS

Many countries regulate international trade transactions, such as imports, exports and international financial transactions. The United States enforces Anti-Boycott laws that prohibits companies from complying or cooperating with boycotts against countries friendly to the United States or against firms that may be “blacklisted” by certain groups or countries. In addition, the U.S. Office of Foreign Asset Control administers several economic sanction programs that prohibit companies from engaging in economic activities and/or transactions with certain foreign countries and individuals. It is the Company’s policy to comply with these laws and regulations even if it may result in the loss of some business opportunities.

IX.
ANTI-MONEY LAUNDERING

The United States and other countries enforce laws that prohibit money laundering, which is the process through which entities or individuals make the sources of funds acquired through illegal activities appear legitimate or legal. No employee shall conduct business on behalf of the Company with any counterparty that such person knows to be engaged in money laundering or other criminal financial activities. Any employee who solicits, engages, and supervises customers, vendors, suppliers, and other business relations in the performance of their duties is responsible for conducting diligence on such counterparties, including verifying the ownership of such counterparties. Any new customer, vendor, supplier, or other business relation should be reported to the General Counsel, who can provide more information on due diligence and anti-money laundering compliance procedures.

X.
FAIR DEALING

Employees should endeavor to deal fairly and honestly with fellow Company personnel and with the Company’s vendors, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

XI.
COMPANY RECORDS

Accurate and reliable records are crucial to the Company’s business. The Company’s records are the basis of the Company’s earnings statements, financial reports and many other aspects of the business and guide the Company’s business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e‑mails, accounting and financial data, measurement and performance records, electronic data files, personnel records, records relating to the Company’s intellectual property, product development and collaborations and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Each employee must follow any formal document retention and destruction policy of the Company with respect to Company records within such employee’s control. A request for a copy of any such document retention policy or questions concerning any such policy should be directed to your supervisor, or Human Resources.

XII.
ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s Chief Executive Officer, Chief Financial Officer and other employees working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

XIII.
COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations of the United States, and any other jurisdictions, that are applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, foreign corrupt practices, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust export control, economic sanctions, money laundering, environmental hazards, employment discrimination or harassment, occupational health and safety, disclosure of false or misleading financial information and misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Legal Department.

XIV.
ACKNOWLEDGMENT OF RECEIPT OF THE CODE

Each employee is required to acknowledge this Code of Business Conduct and Ethics.

XV.
CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics and in compliance with all applicable laws. If you have any questions about these guidelines, please contact your supervisor, Human Resources or the Legal Department. The Company expects all of its employees to adhere to these standards.

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time. The most current version of this Code is available on the Company’s website.

Code of Conduct Compliance Statement

I have carefully reviewed the Company’s Code of Business Conduct and Ethics (the “Code”) dated September 26, 2025, and I understand all of its provisions. I certify that, to the best of my knowledge, I have complied with this Code and its procedures since such date (or during my term of employment or service, if it commenced after such date) and that I will continue to adhere to the Code and these procedures in the future.

I realize that failure to observe and comply with all of the provisions contained in the Code may subject me to disciplinary action by the Company, including discharge. Any capitalized terms used but not defined herein have the meanings given to them in the Code.

Acknowledged by:

Signature: ___________________________________ Date: __________________

Print Name: ___________________________________

Title: ________________________________________

APPENDIX A

Supplemental Section to the
Code of Ethics for Principal and Senior Financial Officers (PSFOs)

XVI.
APPLICABILITY

This Appendix A applies only to the Company’s principal executive officer (CEO), principal financial officer (CFO), principal accounting officer (CAO), controller, and any other senior financial officers designated by the Company from time to time (collectively, “PSFOs”). It supplements this Code and should be read together with it; if there is any conflict, the more stringent requirement applies.

XVII.
HONEST AND ETHICAL CONDUCT

PSFOs will exhibit and promote honest and ethical conduct by: (i) encouraging and rewarding professional integrity and eliminating barriers to responsible behavior; (ii) promoting the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (iii) respecting the confidentiality of information acquired in the course of work, except when authorized or legally obligated to disclose; and (iv) periodically communicating these ethical standards throughout the organization.

XVIII.
FINANCIAL RECORDS AND PERIODIC REPORTS

PSFOs will establish and manage enterprise transaction and reporting systems and procedures to ensure that: (i) business transactions are properly authorized and accurately and timely recorded in accordance with U.S. GAAP and Company policy; (ii) false or artificial statements are not made in the Company’s books and records, financial statements, or related communications; (iii) retention and proper disposal of Company records occur per legal/regulatory requirements and Company retention policies; and (iv) SEC filings and other public communications include full, fair, accurate, timely, and understandable disclosure.

XIX.
COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

PSFOs will establish mechanisms to (i) educate Company employees about applicable governmental laws, rules, and regulations and (ii) monitor compliance with those requirements.

XX.
REPORTING OF NON-COMPLIANCE

PSFOs will promptly bring to the Audit Committee: (1) material information that calls into question disclosures in SEC filings or other public communications; (2) information concerning significant deficiencies or material weaknesses in internal control over financial reporting, or other factors that could adversely affect the Company’s ability to record, process, summarize, and report financial data on a timely basis; (3) any fraud, whether or not material, involving management or other employees with a significant role in financial reporting, disclosures, or ICFR; (4) information concerning a violation of this Code or any other Company conduct codes—including conflicts of interest—by personnel with a significant role in financial reporting, public disclosures, or ICFR; and (5) evidence of a material violation by the Company or its employees/agents of applicable laws, rules, or regulations.

XXI.
ACCOUNTABILITY AND DISCIPLINARY ACTION

In the event of a PSFO violation of this Appendix A, the Audit Committee will recommend appropriate disciplinary and/or remedial actions, consistent with Company policies and applicable law.

XXII.
WAIVERS

Any waiver of this Appendix A for PSFOs may be made only by the Audit Committee (or, if the waiver is sought by a member of the Audit Committee, by the Board of Directors) and will be disclosed as required by law or applicable stock exchange rules.

XXIII.
ACKNOWLEDGEMENT

Each PSFO will be provided a copy of this Appendix A upon appointment and will be asked to review and sign the acknowledgment immediately below.

I acknowledge that I have reviewed and understand the Company’s Supplemental Code of Ethics for Principal and Senior Financial Officers and agree to abide by its provisions.

Acknowledged by:

Signature: ___________________________________ Date: __________________

Print Name: ___________________________________

Title: ________________________________________